SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934


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                                -----------


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        Common Stock, par value $.01 per share
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



                                                           FOR IMMEDIATE RELEASE
                                               For further information, contact:

                                                               Arthur B. Crozier
                                                      Innisfree M&A Incorporated
                                                                    212-750-5833



      DOLPHIN MAILING ITS PROXY MATERIALS IN SUPPORT OF ITS INDEPENDENT DIRECTOR SLATE IN OPPOSITION TO MANAGEMENT AT THE DAVE & BUSTER'S JUNE 10, 2003 ANNUAL MEETING



            STAMFORD, CT - May 20, 2003 -- Dolphin Limited Partnership I, L.P., the largest shareholder of Dave and Buster's Inc. (NYSE:DAB) with 9.5% of the outstanding shares announced today that it had commenced mailing its proxy materials in support of its slate of independent director nominees.

Dolphin's independent director nominees for election at the June 10, 2003 Annual Meeting are Donald Netter, Edward Weinstein, and Edward Hartline. Messrs. Weinstein and Hartline have no prior business relationship with Dolphin and are serving on this slate in order to benefit shareholders. These nominees are highly qualified and Dolphin has committed substantial resources and time to pursue this proxy contest to maximize value for all shareholders.

Dolphin's candidates are running for three seats on the recently expanded nine member board that are up for election at this year's Annual Meeting under the Company's classified board structure. Dolphin believes that by electing its slate, shareholders will be empowered to change control of the board at the 2004 Annual Meeting if the board falters again.

Dolphin is seeking to install directors who are independent of management and untainted by what Dolphin believes was an improper and conflicted sale process in which a super majority of the current board presided over. Towards its objective of maximizing value for all shareholders, Dolphin's independent director slate is also committed to addressing what they believe have been the Company's disappointing operating results and share price performance over the past few years. The positions and platform of Dolphin's nominees are described in detail in its proxy statement.

Shareholders who would like a copy of Dolphin's proxy material or have questions, please feel free to call Innisfree M&A Incorporated toll free at 1-888-750-5834.

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